Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 and related Prospectus of OPKO Health, Inc. with respect to the registration of 585,703 shares of its common stock described therein and to the incorporation by reference in the Prospectus of our report dated, December 20, 2012, with respect to the consolidated financial statements of Cytochroma Canada Inc. included in the Current Report on Form 8-K/A of OPKO Health, Inc. filed with the Securities and Exchange Commission.

/s/ KPMG LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Canada

August 2, 2013